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                                                                    EXHIBIT 10.7

                              SERVICES AGREEMENT

     This SERVICES AGREEMENT is made and entered into as of this ______ day of __________, 2000 by and between ODETICS, INC., a Delaware corporation ("Odetics") and ITERIS, INC., a Delaware corporation ("Iteris").

                                   RECITALS

     WHEREAS, Odetics and Iteris have entered into a Separation and Distribution Agreement pursuant to which Odetics will distribute all of its shares of Iteris common stock to Odetics stockholders pursuant to a tax free spinoff under Internal Revenue Code (S)355 (the "Distribution") and Iteris will issue additional shares of its authorized but unissued common stock in a registered and underwritten initial public offering (the "IPO"); and

     WHEREAS, Iteris desires Odetics to perform certain business, information and facilities services on Iteris' behalf following the Distribution;

     NOW, THEREFORE, the parties hereto do hereby agree as follows:

     1. Business Services. During the term of this Agreement, Odetics shall provide to Iteris the services set forth in Exhibit A attached hereto (the "Services") in substantially the same manner and to the same extent as currently and heretofore provided.

     2.   PERFORMANCE OF SERVICES.

     2.1 Services to be provided by Odetics may, at Odetics's sole discretion, be provided, in whole or in part, by affiliates of Odetics. Odetic's shall not be obligated to acquire new or additional assets, or hire new or additional employees, to perform the Services. In addition, Odetics may contract with one or more third parties for the performance of all or any part of the Services provided (i) the costs to Iteris for the Services to be provided by the third party do not exceed the amounts that would have been charged by Odetics, (ii) the level of service provided by the third party is at least substantially equivalent to that provided by Odetics hereunder, and (iii) such third party is reasonably acceptable to Iteris. It is currently contemplated that the Services will generally continue to be provided by the organization that is providing such Services as of the date hereof. Iteris agrees that all third parties currently providing any Services are acceptable third parties to provide Services.

     2.2 The Services to be provided by Odetics shall be provided to Iteris as appropriate to reflect the organizational and operational structure of Iteris; provided, however, that Odetics shall not be required to provide any Services to the extent that the performance of such Services becomes more expensive for Odetics as a result of an organizational or operations change by Iteris.

     2.3 Iteris shall provide to Odetics on a timely basis any and all information which is necessary for Odetics to provide the Services. Iteris shall be solely responsible for the timely delivery of such information, and the accuracy and completeness thereof. Iteris shall have no right to obtain any confidential or proprietary information of Odetics, and any such information so obtained by Iteris shall be deemed to be confidential and treated in accordance with the provisions of Section 7 hereof.

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     3.   LIMITATION OF SERVICES.

     3.1 Odetics shall not be required to provide any Service in a volume or quantity which substantially exceeds that provided currently, at the date of this Agreement.

     3.2 Odetics shall not be required to perform any information system services to the extent such services would result in the breach of any software license or other applicable contract. If Odetics believes it is unable to provide any information systems services pursuant to the foregoing, Odetics shall promptly notify Iteris. If requested by Iteris, Odetics shall use reasonable efforts to obtain the rights necessary to provide such information system services, including obtaining any appropriate consents from third parties. Iteris shall be responsible for all additional costs and expenses incurred by Odetics in order to allow Odetics to provide such information system services, provided that Iteris approves such expenses in advance.

     3.3 Odetics shall not be required to provide any Services to the extent the performance of such Services becomes impractical as a result of a cause or causes outside the reasonable control of Odetics or to the extent the performance of such Services would require Odetics to violate any applicable laws, rules or regulations.

     3.4 ODETICS MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND ODETICS SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SERVICES TO BE PROVIDED HEREUNDER.

     4.   FEES.

     4.1 Iteris shall pay to Odetics, as fees for the Services performed by Odetics pursuant to this Agreement, the amounts set forth in Exhibit A. In addition, Iteris shall reimburse Odetics for all direct third party costs incurred by Odetics in connection with providing the Services, provided that such third party costs have been approved in advance by Iteris.

     4.2 Odetics shall submit to Iteris, on a monthly basis, Odetics' invoice for Services performed under this Agreement in the preceding month. Each invoice shall be payable net thirty (30) days after the date of the invoice; however, in the event that Iteris in good faith, questions any invoiced item, payment of that item shall be made only after the satisfactory resolution of those questions. Iteris shall pay a service charge of ____% per month for all overdue amounts.

     5.   TERM.

     5.1 Unless terminated earlier as provided in this Section, this Agreement shall terminate as of a date eighteen (18) months after the date of this Agreement.

     5.2 Iteris may terminate any of the Services, in whole or in part, upon 30 days written notice to Odetics.

     5.3 This Agreement may be terminated at any time upon the mutual consent of the parties.

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     5.4  Either party may terminate this Agreement if the other party is in material default under this Agreement and fails to correct such default within 60 days after receiving written notice of such default.

     5.5 The parties acknowledge that the purpose of this Agreement is to provide the Services on an interim basis to permit Iteris to obtain alternative sources for the Services. Iteris shall use its commercially reasonable best efforts to obtain alternative sources for the Services as soon as practicable.

     6.   INDEMNIFICATION.

     6.1 Iteris shall indemnify and hold harmless Odetics, its affiliates, and their officers, directors, employees, and agents from and against all claims, liabilities, obligations, suits, causes of action, or expenses (including reasonable attorneys fees) (collectively "Claims") claimed to have resulted, directly or indirectly, from the performance of Services by Odetics, provided, however, that Iteris shall not be required to indemnify or hold harmless any indemnitee to the extent the Claims are caused by the gross negligence or willful misconduct of such indemnitee.

     6.2 An indemnitee shall provide written notice to Iteris of any Claims with respect to which it seeks indemnification, and Iteris shall assume the defense of such Claims with counsel reasonably satisfactory to the indemnitee. If such defense is assumed by Iteris with counsel so selected, Iteris will not be subject to any liability for any settlement of such Claims made by an indemnified party without Iteris' consent (such consent to not be unreasonably withheld or delayed). No indemnified party will be subject to any liability for any settlement of such Claims made by Iteris without such party's consent (which consent is not to be unreasonably withheld), and such settlement shall include an unconditional release of all indemnitees from all liability on such Claims. If an indemnified party desires to retain separate counsel, such indemnified party shall have the right to do so, but Iteris will not be obligated to pay the fees and expenses of such separate counsel. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any legal proceeding, claim or demand and to engage in no action that would result in or increase liability on the part of another party.

     6.3 The provisions of this Section 6 shall survive termination of the Agreement.

     7.   CONFIDENTIALITY.

     7.1 In the course of performance of this Agreement, either party ("Receiving Party") may acquire information that other party ("Disclosing Party") deems confidential, including trade secrets and unpublished technical information and data to which the Disclosing Party (or companies affiliated with the Disclosing Party) has proprietary rights. Confidential information shall also include information of a third party which the Disclosing Party is under an obligation to maintain in confidence. All such information is referred to hereinafter as "Disclosed Information."

     7.2 The Receiving Party shall retain Disclosed Information in strict confidence and shall not communicate it to others without the Disclosing Party's prior written agreement. Notwithstanding the foregoing, Odetics shall be allowed to disclose Disclosed Information of Iteris to third parties as necessary to perform the Services, provided such third parties have undertaken confidentiality obligations substantially similar to those set forth in this
Section 7.

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     7.3  Nothing in this Agreement shall prevent the communication to others of any Disclosed Information which the Receiving Party can show was known to it or its representatives prior to its receipt hereunder, was lawfully received by the Receiving Party and its representatives other than directly or indirectly from the Disclosing Party or became public knowledge through no fault of the Receiving Party.

     7.4 The provisions of this section 7 shall survive termination of this Agreement for a period of three years.

     8.   MISCELLANEOUS.

     8.1 NOTICES. All notices, requests, claims and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery by hand, by reputable overnight courier service, by facsimile transmission, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.1) listed below:

          Odetics, Inc.
          1515 Manchester Avenue
          Anaheim, California   92802
          Attn:  Gregory Miner
          Facsimile:  (714) 780-7246

          Iteris, Inc.
          1575 Manchester Avenue
          Anaheim, California   92802
          Attn:  Jack Johnson
          Facsimile:  (714) 780-7246

or to such other address as any party may, from time to time, designate in a written notice given in a like manner. Notice given by hand shall be deemed delivered when received by the recipient. Notice given by mail as set out above shall be deemed delivered five (5) calendar days after the date the same is mailed. Notice given by reputable overnight courier shall be deemed delivered on the next following business day after the same is sent. Notice given by facsimile transmission shall be deemed delivered on the day of transmission provided telephone confirmation of receipt is obtained promptly after completion of transmission.

     8.2 FURTHER ASSURANCES. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge, and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of the parties shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders, and decrees, and promptly provide the other parties with all such information as they may reasonably request in order to be able to comply with the provisions of this Agreement.

     8.3 LIMITATION OF LIABILITY. In no event shall Odetics be liable to Iteris for indirect, consequential, incidental or special damages, including but not limited to lost profits, arising

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from or relating to any breach of this Agreement, regardless of any notice of such damages. Nothing in this Section is intended to limit or restrict the indemnification rights or obligations of either party.

     8.4 ENTIRETY OF AGREEMENT. This Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the parties.

     8.5 WAIVER. The failure of either party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

     8.6 DISCLAIMER OF AGENCY. This Agreement shall not constitute either party the legal representative or agent of the other, nor shall either party have the right or authority to assume, create, or incur any third-party liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other party except as expressly set forth in this Agreement. The relationship of Odetics and Iteris shall be solely that of contracting parties and no partnership joint venture or other arrangement of any nature shall be deemed to be created hereby.

     8.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     8.8 GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California as to all matters.

     8.9 ASSIGNMENT. Neither of the parties may assign or delegate any of its rights or duties under this Agreement without the prior written consent of the other party; provided that Iteris may assign its rights and obligations under this Agreement in the event of a sale of all or substantially all of its assets or a merger in which Iteris is not the surviving entity. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, by merger, acquisition of assets or otherwise.

     This Agreement is executed by the parties as of the date indicated above.

ITERIS, INC.                             ODETICS, INC.

By:___________________________           By:_______________________________
Name:  Jack Johnson                      Name:  Gregory Miner
Title: Chief Executive Officer           Title: Chief Financial Officer and
                                         Chief Operating Officer

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                                   EXHIBIT A

Description of Services                                  Calculation of Fees
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